UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 29, 2016

OMEGA HEALTHCARE INVESTORS, INC.

(Exact name of registrant as specified in charter)

Maryland	1-11316	38-3041398
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 International Circle

Suite 3500

Hunt Valley, Maryland 21030

(Address of principal executive offices / Zip Code)

(410) 427-1700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01 Entry into a Material Definitive Agreement

On January 29, 2016, Omega Healthcare Investors, Inc. (“Omega”) entered into the Third Amendment to Credit Agreement (the “Third Amendment to Omega Credit Agreement”) among Omega, as borrower, certain of Omega’s subsidiaries identified in the Omega Credit Agreement (as defined below), as guarantors, a syndicate of financial institutions, as lenders (together with other lenders from time to time becoming signatory to the Omega Credit Agreement, as lenders, the “Omega Lenders”), and Bank of America, N.A., as administrative agent, which amended and restated its existing Credit Agreement, dated as of June 27, 2014 (as amended and restated pursuant to the First Amendment to Credit Agreement, dated as of April 1, 2015, the Second Amendment to Credit Agreement, dated as of August 7, 2015 and the Third Amendment to Omega Credit Agreement, the “Omega Credit Agreement”). Among other things, the Third Amendment to Omega Credit Agreement provides for the Tranche A-3 Term Loan Facility (as defined below).

As a result of the Third Amendment to Omega Credit Agreement, the Omega Credit Agreement now provides for a $1.25 billion senior unsecured revolving credit facility (the “Revolving Credit Facility”), a $200 million senior unsecured term loan facility (the “Tranche A-1 Term Loan Facility”), a $200 million senior unsecured incremental term loan facility (the “Tranche A-2 Term Loan Facility”) and a $350 million senior unsecured incremental term loan facility (the “Tranche A-3 Term Loan Facility” and, together with the Revolving Credit Facility, the Tranche A-1 Term Loan Facility and the Tranche A-2 Term Loan Facility, collectively, the “Omega Credit Facilities”). The Revolving Credit Facility matures on June 27, 2018, subject to a one-time option for Omega to extend such maturity date for one year. Exercise of such extension option is subject to compliance with a notice requirement and other customary conditions. The Tranche A-1 Term Loan Facility matures on June 27, 2019. The Tranche A-2 Term Loan Facility matures on June 27, 2017, subject to Omega’s option to extend the maturity date of the Tranche A-2 Term Loan Facility twice, the first extension until June 27, 2018 and the second extension until June 27, 2019 (such option, the “Omega Tranche A-2 Facility Extension Option”). The Tranche A-3 Term Loan Facility matures on January 29, 2021. The Tranche A-1 Term Loan Facility, the Tranche A-2 Term Loan Facility and the Tranche A-3 Term Loan Facility may be referred to collectively herein as the “Omega Term Loan Facilities”.

Omega’s obligations in connection with the Omega Credit Facilities are jointly and severally guaranteed by Omega’s domestic subsidiaries as of January 29, 2016 (other than those designated as “unrestricted subsidiaries” or that do not own unencumbered real property or guarantee other funded debt) for the benefit of the administrative agent and the Omega Lenders. Additional subsidiaries created or acquired by Omega after that date (unless designated as unrestricted subsidiaries or that do not own unencumbered real property or guarantee other funded debt) will also be required to guarantee Omega’s obligations in connection with the Omega Credit Facilities, if such future subsidiaries are domestic subsidiaries and (i) own unencumbered real property or (ii) guarantee other unsecured funded debt; provided, however, if any foreign subsidiary provides a guaranty of unsecured funded debt of Omega or any domestic subsidiary, then Omega shall cause each such foreign subsidiary to guarantee Omega’s obligations in connection with the Omega Credit Facilities.

From time to time, certain of the Omega Lenders, their affiliates and/or their predecessors have provided commercial banking, investment banking and other financial advisory services to Omega or served as underwriters or sales agents for offerings of Omega’s equity or debt, for which they have received customary fees. Among other services, affiliates of certain of the Omega Lenders have served as sales agents under Omega’s at-the-market Equity Shelf Program. The Omega Lenders and their affiliates may, from time to time in the future, engage in transactions with and perform services for Omega in the ordinary course of business.

The material terms of the Omega Credit Agreement are as follows:

Advance and Repayment of the Omega Term Loan Facilities. The entire amount of the Tranche A-1 Term Loan Facility was advanced on June 27, 2014. The Tranche A-1 Term Loan Facility does not amortize and is due and payable in full on June 27, 2019. The entire amount of the Tranche A-2 Term Loan Facility was advanced on April 1, 2015. The Tranche A-2 Term Loan Facility does not amortize and is due and payable in full on June 27, 2017, subject to the Omega Tranche A-2 Facility Extension Option. The entire amount of the Tranche A-3 Term Loan Facility was advanced on January 29, 2016. The Tranche A-3 Term Loan Facility does not amortize and is due and payable in full on January 29, 2021.

Use of Proceeds of Omega Credit Facilities. Among other things, proceeds from borrowings under the Omega Credit Facilities may be used to refinance existing indebtedness, to finance acquisitions and to fund working capital, capital expenditures and other general corporate purposes, including, without limitation, the enhancement and financing of healthcare related property.

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Interest Rates and Fees. The interest rates per annum applicable to the Omega Credit Facilities are the London interbank offered rate (the “Eurodollar Rate” or “Eurodollar”), plus the applicable margin (as described below) or, at our option, the base rate, which will be the highest of (i) the rate of interest publicly announced by the administrative agent as its prime rate in effect, (ii) the federal funds effective rate from time to time plus 0.50% and (iii) the Eurodollar Rate determined on such day for a Eurodollar Loan with an interest period of one month plus 1.0%, plus, in each case, the applicable margin (as described below). If either the Eurodollar Rate or the base rate is less than zero, such rate shall be deemed zero. The applicable margins with respect to the Omega Credit Facilities are determined in accordance with a performance grid based on the investment grade ratings from Standard & Poor’s, Moody’s and/or Fitch Ratings with respect to any non-credit-enhanced, senior unsecured long-term debt of Omega or OHI Healthcare Properties Limited Partnership (“Omega LP”), as the case may be.

The applicable margin for the Revolving Credit Facility may range from 1.70% to 0.925% in the case of Eurodollar advances (2.00% to 1.05%, including facility fees), and from 0.70% to 0% in the case of base rate advances (1.00% to 0.125%, including facility fees). Letter of credit fees may range from 1.70% to 0.925% per annum, based on the same performance grid. The applicable margin for the Omega Term Loan Facilities may range from 1.95% to 1.00% in the case of Eurodollar advances, and from 0.95% to 0.00% in the case of base rate advances. The default rate on the Omega Credit Facilities is 2.0% above the interest rate otherwise applicable to base rate loans.

Prepayments; Reduction or Termination of Commitments. Omega may elect to prepay the Omega Credit Facilities at any time in whole or in part, or reduce or terminate the revolving and term loan commitments under the Omega Credit Facilities, in each case without fees or penalty. Principal amounts prepaid or repaid under the Omega Term Loan Facilities may not be reborrowed.

Covenants. The Omega Credit Agreement contains customary affirmative and negative covenants, including, without limitation, limitations on indebtedness; limitations on investments; limitations on liens; limitations on mergers and consolidations; limitations on sales of assets; limitations on transactions with affiliates; limitations on negative pledges; limitations on prepayment of debt; limitations on use of proceeds; limitations on changes in lines of business; limitations on repurchases of Omega capital stock if a default or event of default exists; and maintenance of real estate investment trust (“REIT”) status. In addition, the Omega Credit Agreement contains financial covenants, including, without limitation, those relating to maximum total leverage, maximum secured leverage, maximum unsecured leverage, minimum fixed charge coverage, minimum consolidated tangible net worth, minimum unsecured debt yield, minimum unsecured interest coverage and maximum distributions.

Events of Default. The Omega Credit Agreement includes customary events of default including, without limitation, nonpayment of principal, interest, fees or other amounts when due, material breach of representations and warranties, covenant defaults, cross-defaults, a change of control, bankruptcy events, material unsatisfied or unstayed judgments and loss of REIT status.

Right to Increase Maximum Borrowings. Pursuant to the terms of the Omega Credit Agreement, the Omega Lenders have agreed that Omega may increase the commitments under the Omega Credit Facilities by up to an additional $250 million, for maximum aggregate commitments of up to $2.25 billion.

As of January 29, 2016, Omega had no borrowings outstanding under the Revolving Credit Facility, $200 million in borrowings outstanding under the Tranche A-1 Term Loan Facility, $200 million in borrowings outstanding under the Tranche A-2 Term Loan Facility, $350 million in borrowings outstanding under the Tranche A-3 Term Loan Facility and $250 million in borrowings outstanding under the Credit Agreement, dated as of December 16, 2015, among Omega, as borrower, certain of Omega’s subsidiaries identified therein, as guarantors, a syndicate of financial institutions, as lenders, and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as administrative agent. In addition, Omega LP had $100 million in borrowings outstanding under the Credit Agreement, dated as of April 1, 2015, among Omega LP, as borrower, certain of Omega LP’s subsidiaries identified therein, as guarantors, a syndicate of financial institutions, as lenders, and Bank of America, N.A., as administrative agent.

The Third Amendment to Omega Credit Agreement is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference. The description of the Third Amendment to Omega Credit Agreement contained in this Current Report on Form 8-K is qualified in its entirety by reference thereto.

Item 2.03 Creation of a Direct Financial Obligation

See Item 1.01 above, which is incorporated herein by reference, for a discussion of the creation of a direct financial obligation under the Omega Credit Facilities.

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Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description of Exhibit

10.1	Third Amendment to Credit Agreement, dated as of January 29, 2016, among Omega Healthcare Investors, Inc., certain subsidiaries of Omega Healthcare Investors, Inc. identified therein as guarantors, the lenders named therein and Bank of America, N.A., as administrative agent for such lenders.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMEGA HEALTHCARE INVESTORS, INC.
(Registrant)

Dated: February 3, 2016	By:	/s/ Robert O. Stephenson
Robert O. Stephenson
Chief Financial Officer and Treasurer

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Exhibit Index

Exhibit No.	Description of Exhibit

10.1	Third Amendment to Credit Agreement, dated as of January 29, 2016, among Omega Healthcare Investors, Inc., certain subsidiaries of Omega Healthcare Investors, Inc. identified therein as guarantors, the lenders named therein and Bank of America, N.A., as administrative agent for such lenders.

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